UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

HANGOVER JOE'S HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9457 S. University #349
Highlands Ranch, Colorado 80126
 (Address of principal executive offices)

303-872-5939
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

KBM Worldwide, Inc.

On May 29, 2014, Hangover Joe's Holding Corporation (the “Company”) entered into a Securities Purchase Agreement with KBM Worldwide, Inc. ("KBM"), for the sale of an 8% convertible note in the principal amount of $32,500 (the "KBM Note").  The financing closed on May 29, 2014.

The KBM Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid on February 29, 2015.  The KBM Note is convertible into common stock, at KBM’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion.  In the event the Company prepays the KBM Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the closing date through 30 days thereafter, (ii) 120% if prepaid 31 days following the closing through 60 days following the closing and (iii) 125% if prepaid 61 days following the closing through 90 days following the closing and (iv) 130% if prepaid 91 days following the closing through 120 days following the closing and (v) 135% if prepaid 121 days following the closing through 150 days following the closing and (vi) 140% if prepaid 151 days following the closing through 180 days following the closing.  After the expiration of 180 days following the date of the KBM Note, the Company has no right of prepayment.

KBM has agreed to restrict its ability to convert the KBM Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  The total net proceeds the Company received from this Offering was $32,500, less attorneys fees.

JSJ Investments Inc.

On May 21, 2014, in consideration of $50,000 (the "Principal"), the Company issued a 12% Convertible Note (the “JSJ Note”) to JSJ Investments Inc. (“JSJ”). The JSJ Note bears interest at the rate of 12% per annum and the maturity date is November 21, 2014 but JSJ may require that the JSJ Note be repaid on demand.  The JSJ Note has a redemption premium of 150% of the Principal (the "Repayment Amount"), which such Repayment Amount may be paid by the Company only upon approval and acceptance of JSJ.  The JSJ Note is convertible into common stock, at JSJ’s option, at a 50% discount to the average of the three lowest trades of the common stock during the 20 trading day period prior to conversion.

Black Mountain Equities, Inc.

On June 4, 2014, in consideration of $225,000 (the "Consideration"), the Company issued a Convertible Note (the "BLE Note") in the original principal amount of $250,000 (the "Original Principal Amount") to Black Mountain Equities, Inc. ("BLE").  The Original Principal Amount carries an original issue discount of $25,000.  The BLE Note bears a one-time interest charge of 12% which was applied to the Original Principal Amount upon issuance of the BLE Note.  The maturity date is one year from each payment of Consideration.  At any time within the 90 day period immediately following the issuance of the BLE Note, the Company may prepay the remaining outstanding balance of the BLE Note upon providing BLE with 10 business days notice, provided that (i) the Company pays BLE 150% of the remaining outstanding balance of the BLE Note, (ii) such amount is paid in cash on the next day following the 10 business day notice period, and (iii) BLE may still convert the BLE Note until such prepayment amount is paid in full.  The shares issuable upon conversion of the BLE Note carry piggy-back registration rights.

As of the date hereof, the Company is obligated on the above notes in connection with the offerings. The notes are a debt obligation arising other than in the ordinary course of business, which constitutes a direct financial obligation of the Company.

The  Company  claims an  exemption  from the  registration  requirements  of the Securities  Act of 1933,  as amended  (the "Act") for the private  placement  of these  securities  pursuant  to  Section  4(2) of the Act  and/or  Regulation  D promulgated  there under since,  among other  things,  the  transactions  did not involve a public  offering,  Each of the investors are accredited  investor, had access to information about the Company  and their  investment,   took the  securities  for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
4.1	Securities Purchase Agreement by and among the Company and the KBM Worldwide, Inc., dated May 29, 2014
4.2	Convertible Promissory Note issued to KBM Worldwide, Inc. dated May 29, 2014

4.3	12% Convertible Note issued to JSJ Investments Inc dated May 21, 2014

4.4	Convertible Note issued to Black Mountain Equities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGOVER JOE'S HOLDING CORPORATION

Date: June 23, 2014	By:	/s/ Matthew Veal
Matthew Veal Interim CEO and Chief Financial Officer